Exhibit 10.95

English Translation

Amended and Restated Equity Interest Purchase Right Agreement

Among

Shenzhen 7Road Network Technologies Co., Ltd.

(As the Equity Interest Purchase Obligee)

Beijing Gamease Age Digital Technology Co., Ltd.

(As the Equity Interest Purchase Obligor)

And

Shenzhen 7Road Technology Co., Ltd.

June 5, 2013

Table of Contents

1.	PURCHASE RIGHTS OF EQUITY INTEREST	2
2.	PARTY B AND PARTY C’S PROMISES	3
3.	PARTY B AND PARTY C’S REPRESENTATIONS AND WARRANTIES	5
4.	BREACH OF CONTRACT	5
5.	ASSIGNMENT	6
6.	EFFECTIVENESS AND TERM	6
7.	TERMINATION	6
8.	TAXES AND EXPENSES	7
9.	CONFIDENTIALITY	7
10.	NOTICES	7
11.	APPLICABLE LAW AND DISPUTE RESOLUTION	8
12.	MISCELLANEOUS	8

AMENDED AND RESTATED EQUITY INTEREST PURCHASE RIGHT AGREEMENT

This Amended and Restated Equity Interest Purchase Right Agreement (hereinafter referred to as this “Agreement”) is entered into as of June 5, 2013 between and by the following Parties in Shenzhen, the People’s Republic of China (hereinafter referred to as “PRC”):

Party A:	Shenzhen 7Road Network Technologies Co., Ltd., with the registered address located at 7F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and the legal representative is Wang Tao;

Party B:	Beijing Gamease Age Digital Technology Co., Ltd., with the registered address located at Floor 2, East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, Beijing; and the legal representative of Wang Tao;

Party C:	Shenzhen 7Road Technology Co., Ltd., with the registered address located at 8-9F, Matsunichi Hi-Tech Building, 9996 Shennan Boulevard, Nanshan District, Shenzhen and the legal representative is Wang Tao;

In this Agreement, all the above parties are called collectively as the “Parties” and respectively as a “Party”.

WHEREAS:

1.	Party A, a wholly foreign-owned enterprise incorporated under PRC laws;

2.	Party C, a limited liability company incorporated under PRC laws and validly existing;

3.	Party B, a limited liability company established according to the Chinese Law and the registered shareholders of Party C holding 100% equity interests of Party C (hereinafter referred to as “Equity Interests”);

4.	A series of agreements and documents with respect to Party C’s right of control, including the Equity Interest Purchase Right Agreement, The Equity Interest Pledge Agreement, The Technology Development and Utilization Service Agreement, Spouse Consent, Power of Attorney, Business Operation Agreement, Services and Maintenance Agreement, Intellectual Property Transfer Agreement (hereinafter referred to as “VIE Agreements”) were entered into between and by Cao Kai, Yang Zhiyi, Long Chunyan, Meng Shuqi, original shareholders of Party C (“Original Shareholders”), Party B, Party A and Party C (if applicable) on June 26, 2012;

5.	The Share Purchase Framework Agreement regarding Equity Interest of 7ROAD.COM LIMITED and Shenzhen 7Road Technology Co., Ltd. was entered among and by Party A, B and C, the Original Shareholders and other affiliated parties on May 1, 2013, and the Original Shareholders sold all shares in Party C to Party B. After the closing of the Framework Agreement, the Original Shareholders withdraw without holding any of Party C’s equity interest, and Party B, as the sole shareholder of Party C, continued to perform VIE Agreements;

6.	The Amended and Restated Equity Pledge Agreement (hereinafter referred to as “Equity Pledge Agreement”) was entered by and between Party A and Party B on June 5, 2013;

7.	The Amended and Restated Business Operation Agreement (hereinafter referred to as “Business Operation Agreement”) was entered among and by Party A, Party B and Party C on June 5, 2013;

8.	The Parties intend to modify and restate the terms and conditions of Equity Interest Purchase Right Agreement executed on June 26, 2012 (hereinafter referred to as the “Original Equity Interest Purchase Right Agreement”) in accordance with the Agreement.

NOW, THEREFORE, through friendly negotiations, the Parties hereby agree to the followings:

1.	Purchase Rights of Equity Interest

1.1	Grant Rights

Party B hereby exclusively, irrevocably and without any additional conditions grants to Party A or any or several designated person(s) (hereinafter referred to as “Designated Person”) an option to purchase, at any time according to the steps determined by Party A, and at the price specified in Section 1.3 of this Agreement, from Party B a portion or all of the equity interests held by Party B in Party C (hereinafter referred to as the “Option”). No Option shall be granted to any third party other than Party A and/or the Designated Person. The “person” set forth in this Agreement means any individual person, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2	Exercise Steps

Party A and/or the Designated Person may exercise the Option by issuing a written notice (hereinafter referred to as the “Notice”) in the form of the sample attached in Appendix to Party B specifying the specific percentage of equity interest to be purchased from Party B (hereinafter referred to as the “Purchased Equity Interest”) and the manner of purchase.

Within 7 business days upon the receipt of the Notice, Party B shall enter into an equity transfer agreement with Party A and/or its designated person and ensure the transfer of Purchased Equity Interest to Party A and/or its designated person as soon as practicable.

1.3	Purchase Price

1.3.1	When Party A exercises the Option, the purchase price of the Purchased Equity Interest (hereinafter referred to as “Purchase Price”) shall be RMB 10,000. If the then applicable PRC laws permitted lowest price is higher than RMB 10,000, the Purchase Price shall be set at the lowest price permissible under the applicable laws.

1.3.2	Except for the Purchase Price provided under Clause 1.3.1, Party B shall not require Party A and/or the Designated Person to pay any other consideration.

1.4	Transfer of the Purchased Equity Interest

After Party A provides written notice to purchase Equity Interest pursuant to this Agreement, each time the option is exercised:

1.4.1	Party B, as Party C’s shareholder, shall make a shareholder’s resolution for Party B to transfer the Equity Interest to Party A and/or the Designated Person;

1.4.2	Party B shall, pursuant to the terms and conditions of this Agreement and the Purchased Equity Interest Notices, enter into an equity interest transfer agreement with Party A and/or the Designated Person for each transfer;

1.4.3	The related parties shall execute all other requisite contracts, agreements or documents, obtain all requisite governmental approvals and consents, and conduct all necessary actions, without any security interest, transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Person, and have Party A and/or the Designated Person be the registered owner of the Purchased Equity Interest at administration for industry and commerce. In this clause and this Agreement, “Security Interest” includes guarantees, mortgages, pledges, the rights or interests of the third parties, any equity interest purchase right, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements. It does not include any security interest subject to the Equity Pledge Agreement.

1.4.4	Party B and Party C shall unconditionally assist Party A in obtaining the governmental approvals, permits, registrations, filings and completing all necessary formalities for obtaining the Purchase Equity Interest.

1.5	Payment

Payment method of the Purchase Price shall be determined through consultation by Party A and/or the Designated Person with Party B according to applicable laws when the Option is exercised.

2.	Party B and Party C’s Promises

2.1	Without the prior written consent of Party A, the Articles of Association of Party C shall not be supplemented, changed or amended in any form, Party C’s registered capital shall not be increased or decreased, or the structure of Party C’s registered capital shall not be changed in any other form.

2.2	Without the prior written consent of Party A, shall not sell, transfer, mortgage or dispose in any other form, any legitimate or beneficial Equity Interests, or approve any other security interest set on it except the pledges set on Party C’s equity interests pursuant to the Equity Pledge Agreement.

2.3	Without the prior written consent of Party A, Party B, as Party C’s shareholder, shall not make or execute any shareholders’ resolution that approves any sale, transfer, mortgage or disposal of the legitimate or beneficial rights and interests of any Equity Interest, or allow any other security interest set on it, except pledges on the Equity Interests made to Party A or its Designated Person.

2.4	At any time, upon Party A’s request, to immediately transfer Equity Interests to Party A and/or the Designated Person unconditionally at any time.

2.5	Without the prior written consent of Party A, Party B, as Party C’s shareholder, shall not make or execute any shareholders’ resolution that allows Party C to merge, associate with, acquire, or invest in any person.

2.6	According to good financial and business standards and customs, shall maintain the existence of Party C, prudently and effectively operate the business and handle affairs, ensure Party C’s continuous and normal operation of all business to maintain the asset value of Party C, and refrain from any action/inaction which affects Party C’s operations and asset value.

2.7	Without the prior written consent of Party A, shall not take any action and/or inaction, which may materially affect Party C’s assets, business and liabilities; without the prior written consent of Party A, not sell, transfer, mortgage or dispose in any other form, any asset, legitimate or beneficial business interest or income of Party C, or approve any other security interest set on it at any time from the date of execution of this Agreement.

2.8	Without the prior written consent of Party A, Party C shall not enter into, inherit, guarantee or allow the existence of any debt, other than (i) debt arising in the ordinary course of business but not from borrowing; and (ii) debt already disclosed to and consented to in writing by Party A.

2.9	Without the prior written consent of Party A, Party C shall not enter into any material contract, other than those in the ordinary course of business (As in this paragraph, any agreement that exceeding one hundred thousand Yuan (RMB 100,000.00) shall be deemed as a material contract).

2.10	Without the prior written consent of Party A, Party C shall not provide any loans or credit to anyone.

2.11	Upon the request of Party A, shall provide all operations and financial information of Party C.

2.12	Party C shall purchase and hold insurance from insurance companies accepted by Party A upon the request of Party A. The insurance amount and category shall be the same as those held by companies in the same area, operating a similar business and owning similar properties and assets as Party C.

2.13	Shall immediately notify Party A on the occurrence or the potential occurrence of any litigation, arbitration or administrative procedures related to the Equity Interests owned by Party B, or Party C’s assets, business and revenue.

2.14	In order to keep the ownership of Party B’s Equity Interest, shall execute all requisite or appropriate documents, conduct all requisite or appropriate actions, make all requisite or appropriate claim for rights, and take all requisite or appropriate defenses against claim reimbursement.

2.15	In order to keep ownership of Party C’s assets, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, make all requisite or appropriate claim for rights, and take all requisite or appropriate defenses against claim reimbursement.

2.16	Without the prior written consent of Party A, Party C shall not distribute dividends to its shareholders in any manners.

2.17	Make any shareholder’s resolution, as Party C’s shareholder, in approval of the transfer of Purchased Equity Interests subject to this Agreement.

2.18	Upon the request of Party A, to appoint any persons designated by Party A as director or senior management personnel of Party C.

2.19	Party B shall exercise rights as Party C’s shareholder upon the request, and only upon the written authorization of Party A.

2.20	To adhere strictly to the provisions of this Agreement and other Agreements entered into collectively or respectively by Party A, Party B and Party C, and to perform all obligations under these Agreements, without taking any action or inaction which affects the validity and enforceability of these Agreements.

2.21	If Party B receives a Purchase Price for its Equity Interests higher than RMB 10,000, or receive any form of profits distribution, dividend or bonus from Party C, Party B agrees that Party B shall waive the premium amount and any profit distribution, dividend or bonus (after deducting related taxes) as allowed by PRC laws, and Party A is entitled to these proceeds.

3.	Party B and Party C’s Representations and Warranties

As of the execution date of this Agreement and every transfer date, Party B and Party C hereby represents and warrants to Party A as follows:

3.1	It has the right and ability to enter into and deliver on this Agreement and any equity interest transfer Agreements (“Transfer Agreement”, respectively) which is a party of, for every transfer of Purchased Equity Interest pursuant to this Agreement, and to perform its obligations under this Agreement and any Transferring Agreement. Upon execution, this Agreement and the Transfer Agreements to which it is a party constitute a legal, valid and binding obligation enforceable against it in accordance with its terms;

3.2	The execution, delivery, and performance obligations of this Agreement and any Transfer Agreements shall not: (i) cause violation of any relevant PRC laws and regulations; (ii) constitute a conflict with its Articles of Association or other organizational documents; (iii) cause a breach to any Agreement or instrument which it is a party of or is bound by, or constitute a breach under any Agreement or instruments to which it is a party of or is bound by; (iv) cause violations of any relevant permits or approvals and (or) any relevant persistent valid conditions; or (v) cause any permits or approvals to be suspended, or revoked, or induce additional conditions;

3.3	Party C holds valid ownership and sales rights to all its assets. Party C has not set any security interest on these assets;

3.4	Party C does not have any unpaid debt, except (i) debt arising in the normal course business; and (ii) debt already disclosed to Party A to which Party A has approved in writing;

3.5	Party C complies with all PRC laws and regulations applicable to the acquisition of assets;

3.6	No litigation, arbitration or administrative procedure relevant to the equity interest and assets of Party C or the corporation is in process, pending settlement or likely to occur;

3.7	Party B holds valid ownership sales rights to its equity interest and has not any security interests on these interests, other than the security interests pursuant to the Equity Interest Pledge Agreement.

4.	Breach of Contract

4.1	If any party (hereinafter referred to as “Defaulting Party”) breaches any provision of this Agreement, which may cause damages to other parties (hereinafter referred to as “Non-defaulting Party”), the Non-defaulting Party can notify the Defaulting Party in writing, request rectification and correction of such a breach of contract; if the Defaulting Party does not take actions which rectify and correct such breach to the satisfaction of the Non-defaulting Party within fifteen (15) days upon the issuance of the written notice, the Non-defaulting Party can take actions pursuant to this Agreement or other measures in accordance with laws in response.

4.2	The occurrence of the following events constitutes a breach of contract by Party B:

(1)	any violation by Party B of the provisions of this Agreement, or material mistakes, inaccuracies or other incorrect information in the representation and warranties hereunder;

(2)	assignment or transfer in any manner of, or the pledging of, any rights pursuant to this Agreement without the prior written consent of Party A; or

(3)	this Agreement and/or Equity Interest Pledge Agreement becomes invalid or unenforceable.

4.3	Should a breach of contract or violation of provisions under the Equity Interest Pledge Agreement and/or Business Operation Agreement occur, Party A can request Party B to transfer to Party A or the Designated Person all or any percentage of the Purchased Equity Interests at the Purchase Price;

4.4	Once Party A realizes the pledge pursuant to Article 11 of the Equity Interest Pledge Agreement and, Party A obtains the relevant payments, Party B will be deemed to have fulfilled its obligations under this Agreement and Party A shall not request any other payments from Party B. and

4.5	Notwithstanding other provisions of this Agreement, the effect of Article 4 will not be affected by the termination of this Agreement.

5.	Assignment

5.1	Without the prior written consent of the Party A, Party B shall not transfer its rights and obligations under this Agreement to any third party; if Party B is to be terminated, Party B agrees to transfer the rights and obligation under this Agreement to the person designated by Party A.

5.2	This Agreement shall be binding on Party B and the successor to Party B and is effective on Party A, any successor or Party A or transferee as allowed by Party A. Party B agrees, after his death to the extent permitted by law, Party A or the Designated Person will own the Party C’s Equity Interests holding by him.

5.3	Party B hereby agrees that Party A shall be able to transfer all of its rights and obligation under this Agreement to any third party at its own discretion. Upon such transfer, Party A is only required to provide written notice to Party B, and no further consent from Party B will be required.

6.	Effectiveness and Term

6.1	This Agreement shall be concluded and take effect as of the date of its execution; Once this Agreement takes effect, it shall supersede the Original Equity Interest Purchase Right Agreement executed by the Parties preceding the date of this Agreement.

6.2	The term of this Agreement is ten (10) years unless early termination in accordance with this Agreement or relevant provisions in any other relevant agreements reached by the Parties. This Agreement may be extended through the written confirmation by Party A before the expiration of this Agreement. The term of extension will be decided by Party A.

6.3	If Party A’s or Party C’s operation term expires (including any extensions of such term) or is otherwise terminated by any other reason prior to the expiration of this Agreement as set forth in Section 6.2, this Agreement shall be terminated upon such termination of such Party, except where Party A has transferred its rights and obligations in accordance with this Agreement.

7.	Termination

7.1	At any time during the term of this Agreement, including any extension period, if Party A cannot exercise the Option indicated in Article 1 due to then applicable laws, Party A can, at its own discretion, unconditionally terminate this Agreement by issuing a written notice to Party B and does not need to assume any liability.

7.2	If Party C, during the term of this Agreement and its extension period, is terminated due to bankruptcy, dissolution or being ordered to close down by laws, the obligations of Party B hereunder are terminated upon the termination of Party C; Party B shall continue to perform its obligations under other agreements entered with Party A.

7.3	Except under circumstances indicated in Section 7.2, Party B and Party C does not have the right to terminate this Agreement during the term and extension periods of this Agreement.

8.	Taxes and Expenses

Each Party shall, bear any and all taxes, costs and expenses as required by PRC laws for equity transfers incurred by or imposed on such Party arising from the preparation, execution and completion of this Agreement and all Transfer Agreements.

9.	Confidentiality

9.1	The Parties acknowledge and confirm all oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of these materials. Without the written consent of the other Parties, no Party shall disclose to any third party such materials, except under the following circumstances:

(a)	The materials are, or soon to be, public information (but disclosure cannot be done arbitrarily by the Party receiving the information);

(b)	The materials are required to be disclosed under applicable laws or the rules or provisions of a stock exchange; or

(c)	Where documents are disclosed by any party to its legal or financial counsel for the purpose of transactions described in this Agreement, the counsel shall also maintain confidentiality. Any disclosure by employees or agencies employed by any party shall be deemed as disclosure by such party and shall assume the liabilities for breach of contract pursuant to this Agreement.

9.2	Upon termination of this Agreement, one Party shall return all documents, materials or software containing confidential information upon the request of another Party, and cease to use such confidential information.

9.3	Notwithstanding other provisions of this Agreement, the effect of Article 9 will not be affected, no matter this Agreement is invalid, removed, terminated, or not operational for any reason.

10.	Notices

Notices or other communications by any party relating to this Agreement shall be made in writing and delivered personally, sent by mail or by facsimile transmission to the addresses set forth below, or such other addressees specified by the relevant party from time to time. The effective date of the notice is be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after it is delivered to an internationally recognized courier service; and (c) a notice sent by facsimile transmission is deemed duly served as of the receipt time shown on the transmission confirmation.

Party A:	Shenzhen 7Road Network Technologies Co., Ltd.

Legal Address: 7F, Matsunichi Hi-Tech Building, No. 9996, Shennan Boulevard, Nanshan District, 518057 Shenzhen

Contact: Chen Dewen

Fax: 0755-61669777 – 6

Party B:	Beijing Gamease Age Digital Technology Co., Ltd.

Address: Floor 2, East Tower, Jingyan Hotel, No. 29 Shijingshan Road, Shijingshan District, 100043 Beijing
Contact: He Jie Fax: 010-68870371

Party C:	Shenzhen 7Road Technology Co., Ltd.

Legal Address: 8-9F, Matsunichi Hi-Tech Building, No. 9996, Shennan Boulevard, Nanshan District, 518057 Shenzhen Contact: Chen Dewen Fax 0755-61669777 – 6

11.	Applicable Law and Dispute Resolution

11.1	The conclusion, validity, performance, modification, interpretation, termination and method of dispute resolution under this Agreement shall be governed by PRC laws.

11.2	The Parties shall strive to settle any dispute arising from the execution of this Agreement or disputes related to this Agreement through friendly negotiations.

11.3	If no settlement can be reached through negotiations within thirty (30) days after the request for consultation is made by any Party, either party can submit the matter to China International Economic and Trade Arbitration Commission with its then effective rules. The arbitration shall take place in Beijing. The arbitration decision shall be final and is binding upon the Parties. If there is a dispute or a dispute is in the process of arbitration, other than the matters in dispute, the Parties shall enjoy all other rights and perform all other obligations pursuant to this Agreement.

12.	Miscellaneous

12.1	The headings contained in this Agreement are for convenient referencing only and do not affect the interpretation, explanation or meaning of the provisions of this Agreement.

12.2	The Parties confirm that upon this Agreement effectiveness, all Parties are in complete agreement respect to the subject matters and interpretations of this Agreement and replaces all prior verbal or/and written agreements and understandings (including but not limited to the Original Equity Interest Purchase Right Agreement).

12.3	This Agreement shall bind and benefit the Parties, the successors and the transferees allowed by each Party.

12.4	Any Party’s failure to exercise or delay in exercising of any right and remedy (hereinafter referred to as “the Party’s Rights” ) under this Agreement or laws shall not be deemed as a waiver of such rights, and shall not affect the future exercise of such rights in other manners or other the Party’s rights by the same Party.

12.5	If any provision of this Agreement is judged as void, invalid or unenforceable under relevant laws, the provision shall be deemed invalid only within the applicable area of the law, The validity, legality and enforceability of the other provisions hereof are not affected or impaired in any way. The Parties shall cease performing such void, invalid or unenforceable provisions and replace these with provisions which are valid, effective and enforceable regarding to the specific facts and situation.

12.6	The Parties agree the meaning of “Party A’s (prior) written consent” hereunder means approval by the board of Party A.

12.7	Any matters excluded in this Agreement shall be negotiated by the Parties. Any amendment or supplement to this Agreement shall be made in writing. Amendments and supplements duly executed by each Party shall be deemed as a part of this Agreement and enjoys the same legal effect as this Agreement.

12.8	This Agreement is made in three (3) original copies with each Party holding one (1) copy with the same legal effect.

12.9	The appendix hereto constitutes an integral part of this Agreement and has the same legal effect as this Agreement.

[No Text Below]

(no text below, serving as Signature Page for the Amended and Restated Equity Interest Purchase Right Agreement executed by and among Shenzhen 7Road Network Technologies Co., Ltd., Beijing Gamease Age Digital Technology Co., Ltd. and Shenzhen 7Road Technology Co., Ltd. )

Party A: Shenzhen 7Road Network Technologies Co., Ltd.

Legal Representative: /s/ Wang Tao

Party B: Beijing Gamease Age Digital Technology Co., Ltd.

Signature: /s/ Wang Tao

Party C: Shenzhen 7Road Technology Co., Ltd.

Legal Representative: /s/ Wang Tao

Appendix :

Equity Purchase Notice

To: Beijing Gamease Age Digital Technology Co., Ltd.

According to the Amended and Restated Equity Interest Purchase Right Agreement entered into between and by you and us dated June 5, 2013, we hereby notify and request you to transfer        % equity interests in Shenzhen 7Road Technology Co., Ltd. to                     at a transfer price of RMB                     in accordance with the provisions of aforementioned agreement.

Regards,

Shenzhen 7Road Network Technologies Co., Ltd.

(Seal)

Date: